UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                     PUBLICKER INDUSTRIES INC.

         (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[x ] No fee required
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                    transaction applies:

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                    transaction applies:

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                    transaction computed pursuant to Exchange Act
                    Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]       Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
PUBLICKER INDUSTRIES INC.
       Notice of 1997 Annual Meeting of Shareholders





                                        May 28, 1997


To the Shareholders of Publicker Industries Inc.

  NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Publicker Industries Inc. (the "Company") will be held at the offices of Kaye, Scholer, Fierman, Hays & Handler , 425 Park Avenue, 19th Floor, New York,
New York on July 2, 1997 at 10:00 a.m. for the following purposes:

1. To elect six directors to hold office until the annual meeting of shareholders to be held in 1998 and until their respective successors shall be duly elected and qualified;

  2. To consider and act upon a proposal to approve a modification of certain outstanding warrants to purchase common stock of the Company;

  3. To ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1997; and

  4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 21, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments.


                                   By Order of the Board of Directors




                                   ANTONIO L. DELISE, Secretary










IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CAN NOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                     PUBLICKER INDUSTRIES INC.
                     1445 East Putnam Avenue
                Old Greenwich, Connecticut  06870

                         (203) 637-4500



PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
July 2, 1997


  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Publicker Industries Inc., a Pennsylvania corporation (the "Company"), to be voted at the 1997 Annual Meeting of Shareholders of the Company referred to in the foregoing Notice (the "Annual Meeting"). All proxies received pursuant to this solicitation will be voted, and, where a choice is specified as to the proposal described in the foregoing Notice, they will be voted in accordance with that specification. If no choice is specified with respect to any proposal, the proxy will be voted in favor of such proposal. Shareholders who execute proxies may revoke them at any time before they are voted by written notice delivered to the Secretary of the Company. The Company anticipates that mailing of the proxy material to shareholders will commence on or about May 28, 1997.

                 RECORD DATE AND VOTING SECURITIES

  Only holders of Common Stock of record at the close of business on May 21, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. On that date the Company had outstanding and entitled to vote 13,655,185 shares of Common Stock, par value $.10 per share (the "Common Stock"). Each outstanding share entitles the record holder to one vote on each matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not.

          VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth, as of March 31, 1997, except as otherwise noted, the beneficial ownership of the Company's Common Stock by each person who owns of record or is known by the Company to own beneficially more than 5% of the Common Stock of the Company. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.


Name and Address of Beneficial
Owner
Amount and Nature of
Beneficial Ownership
(1)
Percent of Class


Harry I. Freund
c/o Balfour Investors, Inc.
620 Fifth Avenue
Rockefeller Center
New York, NY  10020
2,225,772  (2)
13.7%


Jay S. Goldsmith
c/o Balfour Investors, Inc.
620 Fifth Avenue
Rockefeller Center
New York, NY  10020
2,227,272  (3)
13.7%


Kirr, Marbach & Company LLC
621 Washington Street
P.O. Box 1729
Columbus, IN 47201-1729
1,149,100  (4)
7.9%


Foreign & Colonial Management
Limited and Hypo Foreign &
Colonial Management (Holdings)
Limited
Exchange House
Primrose Street
London EC2 ANY, England
1,112,750  (5)
7.7%




(1) Calculated in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(2) Includes shares of Common Stock which may be acquired by Mr. Freund within 60 days as follows: 500,000 shares through the exercise of stock options and l,064,960 shares through the exercise of stock purchase warrants. Also includes 310,875 shares that may be deemed to be owned beneficially by Mr. Freund which are held by Balfour Investors Inc. ("Balfour") for its clients in discretionary accounts, as to which Mr. Freund disclaims beneficial ownership. Messrs. Freund and Goldsmith are Chairman and President, respect-ively, and the only shareholders of Balfour. The discretionary clients of Balfour have the sole power to vote and direct the vote of the shares held in their account. Balfour and its discretionary clients have shared power to dispose of or direct the disposition of the shares held in such clients' accounts. At present, Balfour has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company's Common Stock for all of its discretionary clients. Also includes options to purchase 200,000 shares of Common Stock held by Mr. Freund, the expiration of which has been extended by five years to April 12, 2000. The common stock purchase warrants, which were to expire on December 15, 1996 or December 17, 1996, have been extended subject to the approval of the Company's shareholders. Reference is made to Proposal 2 of this proxy statement.

(3) Includes shares of Common Stock which may be acquired by Mr. Goldsmith within 60 days as follows: 500,000 shares through the exercise of stock options and 1,034,240 shares through the exercise of stock purchase warrants. Also includes 1,500 shares of Common Stock and 30,720 shares which may be acquired through the exercise of stock purchase warrants held by Mr. Goldsmith's spouse over which Mr. Goldsmith has shared voting and investment power but as to which he disclaims any beneficial interest, and includes 310,875 shares that may be deemed to be owned beneficially by Mr. Goldsmith which are held by Balfour for its clients in discretionary accounts as to which Mr. Goldsmith disclaims beneficial ownership (see Note 2 above). Also includes options to purchase 200,000 shares of Common Stock held by Mr. Goldsmith, the expiration of which has been extended by five years to April 12, 2000. The common stock purchase warrants, which were to expire on December 15, 1996 or December 17, 1996, have been extended subject to the approval of the Company's shareholders. Reference is made to Proposal 2 of this proxy statement.

(4) Based on a statement on amendment to Schedule 13G filed with the Securities and Exchange Commission on February 10, 1997, and
          Amendment No. 1 thereto filed on April 8, 1997.   Kirr, Marbach &
          Company LLC ("Kirr Marbach") is a general partner in three limited partnerships, 621 Partners, L.P., R. Weil & Associates L.P. and Appleton Associates L.P. which hold the shares. Kirr, Marbach has sole power to vote and direct the vote and sole power to dispose or to direct the disposition of such shares held by the partnerships.

(5) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission on February 3, 1995. Foreign & Colonial Management Limited and Hypo Foreign & Colonial Management (Holdings) Limited have shared power to vote and direct the vote and shared power to dispose or to direct the disposition of such shares.


  PROPOSAL 1.

                       ELECTION OF DIRECTORS

  At the Annual Meeting, six directors are to be elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. In order to be elected, each nominee must receive a plurality of the votes cast at the Annual Meeting.

  Unless otherwise directed, proxies given to the persons named in the enclosed proxy pursuant to this solicitation will be voted for the election as directors of Messrs. Freund, Goldsmith, Herman, Cohn, Schafran and Weis. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the proxy holders reserve the right to substitute another person of their choice in his place.

  All of the persons named in the enclosed proxy are currently directors of the Company, having been elected by the shareholders at the Company's last annual meeting. See "Employment and Change in Control Agreements."

  Set forth below as to each director nominated for reelection as a director of the Company is information regarding age (as of March 31, 1997), position with the Company, principal occupation, business experience, period of service as a director of the Company and directorships currently held.

  HARRY I. FREUND: Age 57; Director of the Company since April 12, 1985. Chairman of the Board since December 1985. Since 1975, Mr. Freund has been Chairman of Balfour Investors Inc. (formerly known as Balfour Securities Corporation), a merchant banking firm that had previously been engaged in a general brokerage business. Mr. Freund is also Vice Chairman of the Board of Directors of Glasstech, Inc. and Vice Chairman of the Board of Directors of Equitable Bag Co., Inc.

  JAY S. GOLDSMITH: Age 53; Director of the Company since April 12, 1985. Vice Chairman of the Board since December 1985. Since 1975, Mr. Goldsmith has been President of Balfour Investors Inc. Mr. Goldsmith is also Chairman of the Board of Directors of Glasstech, Inc. and Chairman of the Board of Directors of Equitable Bag Co., Inc.

  DAVID L. HERMAN: Age 83; Director of the Company since April 12, 1985. Mr. Herman was President and Chief Executive Officer of the Company from March 31, 1986 until March 8, 1995. Prior to 1986, Mr. Herman was an independent consultant advising clients on the reorganization of businesses and potential acquisitions. Prior thereto, Mr. Herman was the sole owner of Darman Tool and Manufacturing Company, a private company engaged in the manufacture of appliances and photocopying machines. Mr. Herman is a director of Equitable Bag Co., Inc.

  CLIFFORD B. COHN: Age 45; Director of the Company since July 31, 1980. Vice President of Government Affairs of the Company from April 1, 1982 to
November 20, 1984. Since 1977, Mr. Cohn has been engaged in the private practice of law in Philadelphia, Pennsylvania. Mr. Cohn is a director of Glasstech, Inc.

  L. G. SCHAFRAN: Age 58; Director of the Company since December 3, 1986. Mr. Schafran is the Managing General Partner of L. G. Schafran & Associates, a real estate investment and advisory firm established in October 1984. For more than five years prior thereto, Mr. Schafran was a senior officer in The Palmieri Company, specializing in the acquisition, management and disposition of distressed properties. Mr. Schafran is a director of Glasstech, Inc., Capsure Holdings Corp., Dart Group Corp. and its two publicly traded affiliates: Trak Auto Corp. and Crown Books Corp. Mr. Schafran is also a trustee of National Income Realty Trust, Chairman of the Board of Delta-Omega Technologies, Inc. and Chairman of the Executive Committee of Dart Group Corp.

  JAMES J. WEIS: Age 48; President, Chief Executive Officer and Director of the Company since March 8, 1995. Mr. Weis joined the Company in September 1984 as Assistant to the President and was elected Vice President in November 1984, Chief Financial Officer and Secretary in April 1986, Executive Vice
President- Finance in August 1989 and President, Chief Executive Officer and Director in March 1995.

  The Board of Directors recommends a vote FOR each of Messrs. Freund, Goldsmith, Herman, Cohn, Schafran and Weis for election as directors of the Company.










          INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Directors who were not officers of the Company, other than Messrs. Freund and Goldsmith, are paid $2,500 per month for services as directors and, in addition, $750 per day for each meeting of the Board or of shareholders that they attended without regard to the number of meetings attended each day.

  Pursuant to informal arrangements with the Company, Messrs. Freund and Goldsmith each receive annual compensation at the rate of $325,000 per year as Chairman and Vice Chairman of the Board, respectively, and for providing certain services described below. The arrangements have indefinite terms and are terminable at any time by either party. The compensation received by them is approved from time to time by the Directors Compensation Committee of the Board of Directors, consisting of David L. Herman, Clifford B. Cohn and L.G. Schafran.

  Messrs. Freund and Goldsmith provide advice and counsel to the Company on a variety of strategic and financial matters, including business acquisitions and
divestitures, raising capital and shareholder relations.   Messrs. Freund and
Goldsmith do not render any services in connection with the day-to-day operations of the Company. Services are provided on a less than full time basis, with the amount of time varying depending on the activities in which the Company is engaged from time to time. The arrangements with the Company do not provide for a minimum amount of time to be spent on Company matters.

  Messrs. Freund, Goldsmith, Herman and Weis are each party to an agreement with the Company providing for payments to them under certain circumstances following a change in control of the Company. See "Employment and Change in Control Agreements."

  On March 8, 1995, following Mr. Herman's retirement as President of the Company, the Company and Mr. Herman entered into an informal Consulting Agreement pursuant to which Mr. Herman will render consulting services to the Board of Directors of the Company. The Consulting Agreement has an indefinite term and provides for a monthly consulting fee at a rate of $20,000 per year. The services to be rendered to the Company by Mr. Herman include consultation on acquisitions and divestitures, litigation and other matters. The Consulting Agreement is terminable at any time by the Company or Mr. Herman.

  The Company and Balfour Investors Inc. ("Balfour"), are parties to a License Agreement, dated as of October 26, 1994, with respect to a portion of the office space leased by the Company in New York City. Messrs. Freund and. Goldsmith are Chairman and President, respectively, and the only shareholders of Balfour. The term of the License Agreement commenced on January 1, 1995 and will expire on June 30, 2004, unless sooner terminated pursuant to law or the terms of the License agreement. The License Agreement provides for Balfour to pay the Company an amount equal to 40% of the rent paid by the Company under its lease, including base rent, electricity, water, real estate tax escalations and operation and maintenance escalations. In addition, Balfour has agreed to reimburse the Company for 40% of the cost of insurance which the Company is obligated to maintain under the terms of its lease with respect to the premises. The base rent payable by Balfour under the License Agreement is $7,724 per month through September 30, 1999 and $8,312 per month thereafter.

  Directors of the Company are elected at each annual meeting of shareholders to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Executive officers are elected to hold office until the first meeting of directors following the next annual meeting of shareholders or until their successors are sooner elected by the Board and qualified.

  During 1996, there were 14 meetings of the Board of Directors of the Company. The Board of Directors has various committees, including an Audit Committee, a Compensation Committee, a Directors Compensation Committee and a Nominating Committee. During 1996, each of the Directors attended at least 75% of the total number of meetings held by the Board of Directors and the committees of which each such Director was a member.

  The Audit Committee of the Board of Directors reviews with the Company's independent public accountants the plan and scope of the audit for each year, as well as the results of each audit when completed and the accountants' fee for services performed. The Audit Committee also reviews with management and with the independent accountants the Company's internal control procedures. The Audit Committee is composed of members of the Board of Directors who are not otherwise officers or employees of the Company. The present members of the Audit Committee are L. G. Schafran (Chairman), Harry I. Freund and Jay S. Goldsmith. The Audit Committee met three times during 1996.

  The Compensation Committee of the Board of Directors, which consists entirely of outside directors, reviews the compensation of key employees of the Company. The present members of the Compensation Committee are Jay S. Goldsmith (Chairman), Clifford B. Cohn and L. G. Schafran. The Compensation Committee met two times during 1996.

  The Directors Compensation Committee of the Board of Directors reviews the compensation of directors of the Company. The present members of the Directors Compensation Committee are David L. Herman (Chairman), Clifford B. Cohn and L.
G. Schafran.  The Directors Compensation Committee met once during 1996.

  The Nominating Committee of the Board of Directors advises and makes recommendations to the Board of Directors on the selection of candidates as nominees for election as directors. The members of the Nominating Committee are David L. Herman (Chairman), Jay S. Goldsmith and Clifford B. Cohn. The Nominating Committee met once during 1996. The Nominating Committee will consider nominees recommended by shareholders pursuant to procedures described in "SHAREHOLDER NOMINATIONS."

                     SHAREHOLDER NOMINATIONS

  Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors, provided that written notice (the "Notice") of such shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of the Company in the manner and within the time specified herein. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, the Notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. In lieu of delivery to the Secretary of the Company, the Notice may be mailed to the Secretary of the Company by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of the Company.

  The Notice shall be in writing and shall contain or be accompanied by:

  (a) the name and residence of the shareholder submitting the nomination;

  (b) a representation that such shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the persons specified in the Notice;

  (c) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or Board of Directors of the Company;

  (d) a description of all arrangements or understandings among such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which such nomination or nominations are to be made by the shareholder; and

  (e) the consent of each nominee to serve as director of the Company if so elected.

  Unless a judge or judges of election shall have been appointed pursuant to the By-Laws, the Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the Chairman of the meeting shall be conclusive and binding upon all shareholders of the Company for any purpose.

                SECURITY OWNERSHIP OF MANAGEMENT

  The following information is furnished as of March 31, 1997 with respect to each class of equity securities of the Company beneficially owned by all directors and nominees, and by all directors, nominees and officers as a group.

  The information concerning the directors, nominees and officers and their security holdings has been furnished by them to the Company.
                               Beneficial Ownership of Shares of
                                         Common Stock as of     Percent
Name                Position              March 31, 1997 (1)   of Class(1)

Harry I. Freund    Director and           2,225,772 (2)          13.7%
                   Chairman of the
                   Board

Jay S. Goldsmith   Director and Vice      2,227,272 (3)          13.7%
                   Chairman of the
                   Board

James J. Weis      President, Chief       384,500 (4)             2.6%
                   Executive Officer
                   and Director

Clifford B. Cohn   Director               250,949 (5)             1.7%

David L. Herman    Director              281,200  (6)             1.9%

L.G. Schafran      Director              322,690  (7)             2.2%

Antonio L. DeLise  Vice President,         75,000 (8)         Less than 1%
                   Chief Financial
                   Officer and
                   Secretary

All directors,                            5,767,383 (9)          30.1%
nominees and
officers as a
group (7 persons)

(1) Calculated in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
(2)  See Note 2 on page 2.
(3)  See Note 3 on page 2.
(4) Includes 320,000 shares which may be acquired by Mr. Weis within 60 days through the exercise of stock options.
(5) Includes 220,000 shares which may be acquired by Mr. Cohn within 60 days through the exercise of stock options.
(6) Includes shares of Common Stock which may be acquired by Mr. Herman within 60 days as follows: 180,000 shares through the exercise of stock options and 51,200 shares through the exercise of stock purchase warrants. The common stock purchase warrants, which were to expire on December 15, 1996 or December 17, 1996, have been extended subject to the approval of the Company's shareholders. Reference is made to Proposal 2 of this proxy statement.
(7) Includes shares of Common Stock which may be acquired by Mr. Schafran within 60 days as follows: 220,000 shares through the exercise of stock options and 10,240 shares through the exercise of stock purchase warrants. Also includes 11,250 shares of Common Stock and 51,200 shares that may be acquired through the exercise of stock purchase warrants held by Mr. Schafran's spouse as to which Mr. Schafran disclaims any beneficial interest. The common stock purchase warrants, which were to expire on December 15, 1996 or December 17, 1996, have been extended subject to the approval of the Company's shareholders. Reference is made to Proposal 2 of this proxy statement.
(8) Consists of shares which may be acquired by Mr. DeLise within 60 days through the exercise of stock options.
(9) Includes shares of Common Stock which may be acquired by such persons within 60 days as follows: 2,415,000 shares through the exercise of stock options and 2,242,560 shares through the exercise of stock purchase warrants. The common stock purchase warrants, which were to expire on December 15, 1996 or December 17, 1996, have been extended subject to the approval of the Company's shareholders. Reference is made to Proposal 2 of this proxy statement.

                 COMPENSATION OF EXECUTIVE OFFICERS

  The following tables set forth information concerning the cash compensation, stock options and retirement benefits provided to the Company's executive officers. The notes to these tables provide more specific information concerning compensation. The Company's compensation policies are discussed in the Compensation Committee Report on Executive Compensation.

                      Summary Compensation Table
          Annual Compensation                      Long-Term Compensation
                                                     Awards              Payouts
Name and Principal                     Other Annual Restricted Stock Options/
Position         Year   Salary Bonus(1) Compensation Awards        SAR's (#)(2)
James J. Weis    1996  $325,000 $200,000  $   -      $  -            100,000
President, Chief 1995   315,737  130,000      -         -            100,000
Executive Officer1994   233,750  100,000      -         -             60,000
and Director
                                       All Other
                       LTIP Payouts  Compensation
                         $     -      $9,698 (3)
                               -       9,641 (3)
                               -       8,728 (3)

                                         Other Annual Restricted Stock Options/
                      Year Salary  Bonus(1) Compensation Awards SAR's (#)(2)
Antonio L. DeLise (5) 1996  149,561 85,000          -       -      50,000
Vice President, Chief 1995   98,438 40,000          -       -      25,000

                                       All Other
                       LTIP Payouts   Compensation
                           -           8,148 (4)
                           -           2,100 (4)


(1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.
(2)             Options to acquire shares of Common Stock.
(3) Consists of $4,750, $4,620 and $4,620 in contributions to the Company's 401(k) plan for 1996, 1995 and 1994, respectively, and $4,948, $5,021 and $4,108 for term life and disability insurance premiums paid on behalf of Mr. Weis for 1996, 1995 and 1994, respectively.
(4) Consists of $4,750 in contributions to the Company's 401(k) plan for 1996 and $3,398 and $2,100 for term life and disability insurance payments paid on behalf of Mr. DeLise for 1996 and 1995, respectively.
(5)             Mr. DeLise joined the Company in April 1995.




                          Stock Options Granted During 1996

                                                   Potential Realizable Value
        Individual Grants  at Assumed Annual Rates at Assumed Annual Rates
                                                   of Stock Price Appreciation
                       % of Options                For Five Year Option Term(1)
              Options    Granted to all Exercise Price
Name          Granted(3) Employees      Per Share Expiration Date 5%     10%
James J. Weis    100,000  54.1%         $1.5625   8/21/01     $43,169 $95,392

Antonio L. DeLise 50,000  27.0%          1.5625   8/21/01      21,584  47,696

All Shareholders(2) N/A    N/A             N/A      N/A     6,630,578 14,651,844

Named officers' gain as %  N/A             N/A      N/A        N/A   .98%  .98%
of all shareholders' gain


(1) The potential gain is calculated from the closing price of Common Stock of $1.5625 on August 21, 1996, the date of grant to executive officers. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2)     Based on the number of shares outstanding at December 31, 1996.
(3) Options granted under the Company's 1993 Long-Term Incentive Plan expire five years from the date of grant.

           Aggregated Stock Options Exercised in 1996 and December 31, 1996 Option Values

            Exercised in 1996      Unexercised at December 31, 1996
Name of    Shares   Value    Number of Options Value of In-the-Money options(1)
Executive  Acquired Realized Exercisable Unexercisable Exercisable Unexercisable

James J. Weis 60,000 $86,250  320,000         -          $  -        $    -

Antonio L. DeLise  -       -   75,000         -              -            -




(1) These values are based on the December 31, 1996 closing price for the Company's stock on the OTC Bulletin Board of $1.4375 per share.



                      Retirement Income Plan

 Effective December 31, 1993, benefits under the Publicker Retirement Plan (the "Plan") were frozen. Accordingly, Plan participants will accumulate no additional credited service, and earnings subsequent to December 31, 1993 will no longer have an impact on accumulated benefits. The annual benefits payable upon retirement for Mr. Weis is $23,831. The foregoing amount is based on a straight life annuity. Retirement benefits are payable at age 65 to married employees in the form of a 50% joint and survivor annuity with their spouses, at a reduced amount, unless they elect to receive a straight life annuity. Single employees receive a straight life annuity. The foregoing benefit amount is not subject to any deduction for Federal
Insurance Contributions Act or other offset amounts.

                        Stock Option Plans

 Under the 1991 Stock Option Plan for directors, officers and key employees adopted by shareholders of the Company 1992, the Company has been authorized to grant nonqualified stock options to purchase up to 750,000 shares of Common Stock. Under the 1993 Long-Term Incentive Plan and the Non-employee Director Stock Option Plan adopted by shareholders of the Company in 1994, the Company may grant stock options, restricted stock options, stock appreciation rights, performance awards and other stock-based awards equivalent to up to 3,550,000 shares of Common Stock. To date, the Company has granted only stock options pursuant to such plans.

 The plans are administered by the Board of Directors of the Company. Subject to the express provisions of the plans, the Board of Directors has full and final authority to determine the terms of all options granted under the plans including (a) the purchase price of the shares covered by each option, (b) whether any payment will be required upon grant of the option, (c) the individuals to whom, and the time at which, options shall be granted, (d) the number of shares to be subject to each option, (e) when an option can be exercised and whether in whole or in installments, (f) whether the exercisability of the options is subject to risk of forfeiture or other condition and (g) whether the stock issued upon exercise of an option is subject to repurchase by the Company, and the terms of such repurchase.

  Under the 1991 Stock Option Plan, the term of options shall be for such period as the Board of Directors shall determine, but shall not in any event exceed 12 years from the date of the option's grant. Under the 1993 Long-Term Incentive Plan, the term of options granted shall be prescribed by the Board of Directors, provided, however, that no stock option may be exercised after five years from the date it is granted. Under the Non-employee Director Stock Option
Plan, on July 1 of each year commencing with July 1, 1994, the Chairman of the Board and Vice Chairman of the Board shall each automatically receive an option to purchase for five years 125,000 shares of common stock and each other non-employee director shall automatically receive an option to purchase for five years 30,000 shares of common stock.

 During the year ended December 31, 1996, no stock options were granted to any executive officers of the Company other than options granted under the 1993 Long-Term Incentive Plan. During such year, the Company granted 100,000 options to Mr. Weis and 50,000 options to Mr. DeLise. During 1996, the following directors and officers exercised options: Mr. Freund -- 125,000; Mr.
Goldsmith -- 125,000; Mr. Weis -- 60,000; Mr. Cohn -- 30,000; and Mr.
Schafran -- 30,000.

            Employment and Change in Control Agreements

 In August 1987, the Company entered into change in control agreements with each of Messrs. Freund, Goldsmith, Herman and Weis, which agreements provide for payments to them under certain circumstances following a change in control of the Company. These agreements were not adopted in response to any specific acquisition of shares of the Company or any other event threatening to bring about a change in control of the Company. For purposes of the agreements, a change in control is defined as any of the following: (i) the Company ceasing to be a publicly owned corporation having at least 2,000 shareholders, (ii)
any person or group acquiring in excess of 30% of the voting power of the Company's securities, (iii) Continuing Directors (as defined below) ceasing for any reason to constitute at least a majority of the Board of Directors,
(iv) the Company merging or consolidating with any entity, unless approved by a majority of the Continuing Directors or (v) the sale or transfer of a substantial portion of the Company's assets to another entity, unless
approved by a majority of the Continuing Directors.   For purposes
of the agreements, "Continuing Director" means Messrs. Freund, Goldsmith, Herman, Cohn, Schafran and Weis, and any other director designated as such prior to his election as a director by a majority of the then remaining Continuing Directors.

 In the event the Company discontinues the services (as defined below) of one of the above-named individuals as a director or officer, as the case may be, following a change in control, the individual will be entitled to receive in a lump sum within 10 days of the date of discontinuance, a payment equal to
2.99 times the individual's average annual compensation for the shorter of
(i) the five years preceding the change in control, or (ii) the period the individual received compensation from the Company for personal services. Assuming a change in control of the Company and the discontinuance of an individual's services were to occur at the present time, payments in the following amounts (assuming there are no excess parachute payments, as defined below) would be made pursuant to the change in control agreements: Mr. Freund -- $891,207; Mr. Goldsmith -- $891,207; Mr. Herman-- $560,593 and Mr. Weis -- $1,278,402. In the event any such payment, either alone or together with others made in connection with the individual's discontinuance, is considered to be an "excess parachute payment" (as defined in the Internal Revenue Code of 1986, as amended (the "Code")), the individual is entitled to receive an additional payment in an amount which, when added to the initial payment, results in a net benefit to the individual (after giving effect to excise taxes imposed by Section 4999 of the Code and income taxes on such additional payment) equal to the initial payment before such additional payment. The Company shall be deemed to have discontinued an individual's services if any of the following occurs: (i) he is terminated as an employee of the Company for any reason other than conviction of a felony or any act of fraud or embezzlement, his disability for six consecutive months or his death, (ii) failure to elect and maintain him in the office which he now occupies, (iii) failure of the Board of Directors to include him in the slate of directors recommended to stockholders, (iv) a reduction in his salary or fringe benefits, (v) a change in his place of employment or excessive travel or (vi) other substantial, material and adverse changes in conditions under which the individual's services are to be rendered. Since the change in control agreements would require large cash payments to be made by any person or group effecting a change in control of the Company absent the assent of a majority of the Continuing Directors, these agreements may discourage hostile takeover attempts of the Company.

 The change in control agreements would have expired on December 1, 1996 but have been and will continue to be automatically extended for a period of one year on each December 1, unless terminated by either party prior to any such December 1. In the event a change in control occurs during the term of any of the agreements, including any extension thereof, the term of such agreements shall automatically be extended to three years from the date of such change in control.

 The Company has entered into an agreement with Mr. Weis which provides that, in the event his employment is terminated without cause or is considered terminated by reason of a change in Mr. Weis' duties which would require him to relocate his principal residence, he will receive a continuation of salary payments and all other employee benefits then provided him until the earlier of one year from the date of notice of termination or the date upon which he begins full-time employment with a new employer.

 Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including the Proxy Statement in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filing.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The Compensation Committee of the Board of Directors, consisting entirely of outside directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The present members of the Compensation Committee are Jay S. Goldsmith, Clifford B. Cohn and L. G. Schafran. The Company's compensation program for executive officers currently consists of salary and bonuses and periodic grants of qualified and nonqualified stock options. The elements of this program have different purposes. Salary and bonus payments are primarily designed to reward current and past performance, while stock option grants are designed to provide strong incentives for long-term future performance, and are generally forfeited should the executive officer leave the Company before retirement. All stock option grants are made under the Company's stock option plans which have been approved by the Company's shareholders. The granting of stock options is directly linked to the shareholders' interests since the value of the grants will increase or decrease based upon the future price of the Company's stock.

 In determining the executive compensation to be paid or granted during 1996, the Committee considered several factors. These included the assessment of the future objectives and challenges facing the Company as well as the subsidiary dispositions which were consummated in 1996. In view of the Company's efforts to achieve profitability, the Committee's actions have been guided less on quantitative measures of operating results than on other goal-directed endeavors such as the Company's acquisitions and dispositions, elimination and rationalization of underperforming operations and the efforts of the executive personnel to bring about improvements in the operations and profitability of the Company's subsidiaries. The Committee's decisions concerning the compensation of individual executive officers during 1996 were made in the context of historical practices and the current competitive environment together with the need to attract and retain highly qualified executives who will be best able to achieve the successes needed by the Company. The Committee also considered the fact that the Company has had only two executive officers and the effect this has on their workload and diversity of responsibilities.

         BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

 In 1996, Mr. Weis received total cash payments of $525,000 in salary and bonus (as shown in the Summary Compensation Table above). In addition, options to purchase 100,000 shares of Common Stock were granted to Mr. Weis during 1996 under the Company's 1993 Long-Term Incentive Plan. The Compensation
Committee considered the 1996 compensation appropriate in light of his performance with respect to implementing strategic initiatives for the Company. The Committee noted Mr. Weis' considerable efforts to revitalize the Company, his direct involvement in the significant transactions of the Company during 1996 and his knowledge and historical perspective of the Company's problems and issues.

 This report is submitted by the members of the Compensation Committee of the Board of Directors.

                                         Compensation Committee
                                         Jay S. Goldsmith
                                         Clifford B. Cohn
                                         L. G. Schafran


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors, which consists entirely of outside directors, reviews the compensation of key employees of the Company. The present members of the Compensation Committee are Jay S. Goldsmith (Chairman), Clifford B. Cohn and L.G. Schafran.

FIVE YEAR PERFORMANCE GRAPH: 1991 - 1996

 The annual changes for the five year period from 1991 through 1996 are based on the assumption that $100 had been invested in Publicker common stock and each index on December 31, 1991 (as required by SEC rules), and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarters. The total cumulative dollar returns shown in the graphs represent the value that such investments would have had on December 31, 1996.

               1991 1992 1993 1994 1995 1996
Publicker       100  107  147  253  253  153
Peer Group      100  134  142  106  106  115
Composite       100  104  119  118  153  185

*Based on Media General Composite Index.
**Based on Media General Multi-industry Group of 13 companies with market capitalization of under $100 million.

 The peer group index is based on all companies contained in the Multi-industry Group of Media General Financial Services with a market capitalization of under $100 million as of December 31, 1996. The returns of each component issuer of the peer group have been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated. This group was selected since the diversity of the Company's operations does not place it within any more specific industry group. In addition, the market capitalization criteria was applied to eliminate from comparison those multi-industry companies that are extremely large. The resulting peer group consists of the following thirteen companies for 1996: American Pacific Corp., ARC International Corp., Autocam Corp., Intelect Communications System Ltd., Met-Pro Corporation, Pacific Dunlop Ltd. ADR, Prime Equities International, Quixote Corp.,
SL Industries Inc., Somerset Group Inc., TCC Industries, Inc., Triton Group Ltd. and Tyler Corp. There were no additions to this peer group during 1996. Drew Industries Inc. was removed from the peer group for 1996.

            PROPOSAL 2.

PROPOSAL TO MODIFY THE COMPANY'S COMMON STOCK PURCHASE WARRANTS


 The Board of Directors has adopted a resolution declaring it advisable and recommending that the Company's shareholders approve a modification of certain outstanding warrants to purchase Common Stock.

 In connection with an offering of subordinated notes in December 1986, the Company issued an aggregate of 3,600,000 warrants to purchase shares of the Company's Common Stock (the "Warrants"). In connection with such offering, the Company also issued 1,200,000 additional warrants to the underwriter (the "Underwriter's Warrants"). At present, an aggregate 2,257,050 Warrants and Underwriter's Warrants are outstanding. Members of the Company's Board of Directors hold a total of 2,190,000 of the outstanding Warrants and Underwriter's Warrants. See "Voting Securities and Principal Holders
Thereof" and "Security Ownership of Management".

 At present, each Warrant and Underwriter Warrant entitles its holder to purchase 1.024 shares of Common Stock for $1.95 per share (subject to adjustment in certain circumstances). The Warrants, unless exercised, were to expire at 5:00 p.m., New York City time, on December 15, 1996 (December 17, 1996, in the case of the Underwriter's Warrants) and thereafter were to have been void. Other than the date of expiration, the terms of the Warrants and Underwriter's Warrants are identical.


Proposed Modification of Warrants and Underwriter's Warrants

 On November 8, 1996, the Company's Board of Directors, acting upon the recommendation of a special committee of disinterested directors consisting of Clifford B. Cohn and James J. Weis, determined it would be in the Company's best interests to modify, subject to shareholder approval, the Warrants and Underwriter's Warrants owned by any holder who exercises, at the current exercise price of $1.95 per share of common stock, 25% of the warrants he owns on December 15, 1996 (December 17, 1996, in the case of the Underwriter's Warrants). On November 7, 1996, the closing sale price of the Common Stock was $1.375 per share. The proposed modification would result in the following changes to the holder's unexercised Warrants and Underwriter's Warrants (i.e., the 75% balance of the warrants owned on December 15, 1996 or December 17, 1996, as the case may be) (the
"Remaining Modified Warrants").

   (a)          Five-Year Extension.    The expiration date of the holder's
 Remaining Modified Warrants would be the fifth anniversary of the date of shareholder approval of the modification (the date of shareholder approval, the "Approval Date").

   (b)          Increased Exercise Price.    The exercise price of the
 holder's Remaining Modified Warrants would increase from $1.95 per share to (i) $2.00 per share, during the year ending on the first anniversary of the Approval Date, (ii) $2.10 per share, during the year ending on the second anniversary of the Approval Date, (iii) $2.20 per share, during the year ending on the third anniversary of the Approval Date, (iv)
 $2.30 per share, during the year ending on the fourth anniversary of the Approval Date, and (v) $2.40 per share, during the year ending on the fifth anniversary of the Approval Date.

 The Warrants have not been exercisable since December 15, 1996 (December 17, 1996, in the case of the Underwriter's Warrants), and will continue to be unexercisable until and unless the modification described above is approved by shareholders. In addition, since December 15, 1996 (December 17, 1996, in the case of the Underwriter's Warrants) and continuing until such modification, the Warrants and Underwriter's Warrants have not been and will not be transferable on the Company's books.

 If shareholders approve the modification, it is contemplated that, promptly thereafter, the Company would mail a notice of approval to each holder of record of Warrants as of December 15, 1996 (December 17, 1996, in the case of the Underwriter's Warrants) and permit each holder, during a 30-day period after the mailing of the notice, to exercise 25% of the holder's warrants at $1.95 per share. If a holder exercises 25% of his warrants during that 30-day period, the balance of the holder's warrants would thereafter be exercisable in accordance with the modification described above. If a holder does not exercise 25% of his warrants during that 30-day period, the holder's warrants would thereafter be void.

 As stated above, the Warrants have not been exercisable since December 15,1996 (December 17, 1996, in the case of the Underwriter's Warrants), and will continue to be unexercisable until and unless shareholders approve the modification. If the proposed modification is not approved by shareholders, the warrants will be void. In that connection, on May 1, 1997, the exercise price of the warrants of $1.95 per share exceeded the closing price of the common stock of $1.375 per share by $.575.


Reasons for the Proposed Modification

 The Board of Directors, acting upon the recommendation of a special committee of disinterested directors, has determined that it would be in the Company's best interests to modify the Warrants and Underwriter's Warrants for the followin reasons. First, by requiring warrant holders to exercise a portion of the warrants in order to benefit from the warrant extension, the Company will raise additional equity capital through such exercises at a per share price above the current fair market value. For example. if all of the warrant holders were to exercise the requisite 25% of their warrants at the current exercise price of $1.95 per share, the Company would realize proceeds of approximately $1.1 million for the issuance of 577,805 shares of Common Stock. Such Common Stock would have a fair market value (based on the closing price of the Common Stock of $1.375 on May 1, 1997) of approximately $795,000. In addition, because the exercise price of the warrants, as modified, will escalate over the next five years, the modification creates the potential to raise additional equity at even higher per share values. Finally, as a substantial portion of the warrants are held by members of the Board of Directors, extension of the warrants will allow such directors to retain a substantial portion of their equity interest in the Company, thereby insuring their continued dedication to and alignment of interest with the Company and its shareholders.

Reason for Seeking Shareholder Approval

 As substantially all of the warrants are held by members of the Board of Directors of the Company, the proposed modification is subject to Section
1728 of the Pennsylvania Business Corporation Law governing transactions between a corporation and one or more of its directors or officers
("Section 1728"). Section 1728 provides that such transactions may be approved by the corporation in any one of three ways: (i) the board of directors may approve the transaction, provided that the material facts as to the transaction have been disclosed to or are known by the board and the transaction is approved by the affirmative votes of a majority of disinterested directors, (ii) the shareholders may approve the transaction, provided that the material facts as to the transaction have been disclosed to or are known by the shareholders and the transaction is specifically approved in good faith by vote of such shareholders; or (iii) the transaction is fair as to the corporation as of the time it is approved by the board of directors or shareholders. Under Pennsylvania law, reliance on an independent valuation is generally considered to satisfy the third requirement of Section 1728.

 The proposed modification has been approved by the Company's Board of Directors, including a majority of disinterested directors, thereby satisfying the requirements of Section 1728. The Company has elected to seek shareholder approval because it believes that such approval, while not required, is appropriate given the nature of the proposed modification.


Vote Required for Approval

 The expiration date of the Warrants will not be extended, and the related modification of terms will not be effective, unless the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting, vote in favor of the proposal.

The Board of Directors recommends a vote FOR the proposal to modify the terms of the Company's Common Stock purchase warrants.


                            PROPOSAL 3.

                RATIFICATION OF SELECTION OF AUDITORS


  The Board of Directors of the Company has appointed Arthur Andersen LLP as independent accountants to audit the books and accounts of the Company for the year ending December 31, 1997, and recommends that the appointment of such auditors be ratified by the shareholders.

  Representatives of Arthur Andersen LLP, the Company's principal accountants for the most recently completed and the current fiscal years, are expected to be present at the meeting, will have the opportunity to make a statement, and will be available to respond to questions.






                        SHAREHOLDER PROPOSALS

   Any proposals by shareholders of the Company intended to be included in the Company's Proxy Statement relating to the Company's 1997 Annual Meeting of Shareholders must be in writing and received by the Company at its principal executive office no later than January 27, 1998.

                                GENERAL

   Management of the Company does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment.

   The entire cost of soliciting management proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally by directors, officer or regular employees of the Company, who will not be compensated for their services. In order to support the Board of Directors' nominees and the other proposals herein and to help insure the presence of a quorum, the Company has retained the services of D.F. King & Co., Inc. as proxy solicitor to assist in the solicitation of proxies for this meeting.
The fees payable to D.F. King & Co., Inc. in connection with this solicitation are estimated to be $6,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to their principals and obtaining their proxies.

   Accompanying this proxy statement is a copy of the Company's 1996 Annual Report.

                     INCORPORATION BY REFERENCE

   The Company's 1996 Annual Report on Form 10-K, a copy of which is being delivered with this Proxy Statement, its Amendment No. 1 on Form 10-K/A, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 each as filed with the Securities and Exchange Commission, are incorporated into this proxy statement by reference.

   All documents subsequently filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Annual Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

   The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Proxy Statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Such written or oral request should be directed to: Publicker Industries Inc., 1445 East Putnam Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary; telephone number (203)637-4500.

                                      By Order of the Board of Directors



                                      ANTONIO L. DELISE, Secretary
May 28, 1997